FOR IMMEDIATE RELEASE
NASDAQ:IMGC	Contact:	Glenn Epstein
Chairman & CEO

	Contact:	Michael Burke
Exec. VP & CFO
(518) 782-1122 ext. 3105

INTERMAGNETICS COMMENTS ON CONTRIBUTION OF INVIVO ACQUISITION,
PROVIDES UPDATE ON CORE BUSINESS OPERATIONS

•	Benefits Of Acquisition, Growth Of Core Business Expected To Boost
FY05 Revenue To Approximately $250 Million
•	FY05 Operating EPS Forecast In $1.35-$1.45 Range,
Before Estimated Non-Cash Charge Of $0.15
•	FY04 Revenue Inclusive Of Invivo Acquisition
Expected To Be About $160 Million
•	FY04 Operating EPS Expected To Be $0.90-$0.92,
Before Non-Recurring Acquisition-Related Charges Of $0.07-$0.10
•	Acquisition Provides Enhanced Platform For Future Growth,
Substantially Expanded Sales Team, Diversified Customer Base

LATHAM, NY, January 28, 2004—Intermagnetics General Corporation (NASDAQ: IMGC) today announced forecasted performance of the traditional core businesses of the company and projected contributions of the recently completed acquisition of Invivo Corporation through fiscal 2005, ending in May 2005. They include a more than 50 percent increase in fiscal 2005 revenues to approximately $250 million and a more than 50 percent increase in fully diluted reported earnings per share to the $1.20 to $1.30 range.

The earnings figure includes an estimated non-cash charge of about $0.15 expected in connection with a previously disclosed performance-based restricted stock plan. The plan provides for partial vesting in 2005 if certain earnings growth targets are met.

The acquisition of Invivo Corporation became effective Tuesday, January 27, following the successful closing of the tender offer at midnight Friday, January 23, 2004.

“This is a highly attractive strategic acquisition with significant benefits for Intermagnetics,” said Glenn H. Epstein chairman and chief executive officer of Intermagnetics. “For what historically has been the core business of Intermagnetics, it means access to new markets and customers as well as the services of a highly skilled and respected global sales team. For Invivo’s patient monitoring business, it means the addition of complementary products to offer its existing customers, as well as the advantages of utilizing Intermagnetics’ financial strength and expertise in manufacturing, operations, and technology development to bolster Invivo’s tradition of growth through direct sales and product innovation.”

“An added benefit is a fundamental diversification of Intermagnetics’ overall customer base,” Epstein added. “On an annual basis, sales to our largest customer will drop as a percentage of overall revenue to approximately 50 percent from 80 percent today. In addition, we have created an enhanced and unique platform for growth through internal initiatives and further acquisition opportunities.”

-More-

Restricted Stock Plan To Be Eligible For Partial Vesting

Epstein also noted that the restricted stock-based management incentive plan implemented in 2002 is scheduled to be eligible for partial vesting at the end of fiscal 2005, subject to achieving certain performance hurdles. The performance-based plan is weighted toward achieving 10-15 percent compound annual growth in pretax diluted earnings per share, excluding the non-cash charges resulting from the program.

A maximum of 15 percent of the restricted units issued could vest during FY05, resulting in an after-tax non-cash charge of approximately $2.5 million based on the current price of Intermagnetics stock. Total restricted units issued to date are approximately 850,000, which include units issued to new senior management hired since 2002 and projected participants from the Invivo senior management team.

Solid Outlook For Core Businesses, Invivo Performing Well

For fiscal 2004, Epstein said the existing businesses are all expected to post improvements over the prior year.

“The MRI sector’s run rate over the last three quarters of the year should show an attractive growth rate over the prior year,” he said. “We are discounting the first quarter of this year, when our magnet shipments, as planned, were deferred as a direct result of the strategic realignment of our exclusive supply agreement with our largest customer. In fiscal 2005, we expect MRI sales to receive a further boost from planned new product introductions”

The Instrumentation sector is expected to experience a moderate slowdown in the third quarter from its record performances in recent quarters, but strong order trends indicate resumption of growth in the fourth quarter and into fiscal 2005, Epstein said. Instrumentation has demonstrated a substantial turnaround this year with a return to attractive profitability and positive cash generation.

In Intermagnetics’ emerging Energy Technology sector, Epstein explained that although SuperPower will achieve a steep increase in revenue this year, principally from commencement of payments for progress on major projects, federal funding for these and other energy projects has been reduced dramatically as a result of a lack of consensus in Congress on National Energy Policy.

These major cutbacks affect the entire industry, including SuperPower, and are not expected to be rectified for the remainder of the federal fiscal year, ending September 2004. As a result, the company said it expects to counter the government shortfall with an incremental increase of approximately $1 million over original plans for its fourth-quarter funding of SuperPower.

“We remain committed to the commercialization of second-generation high-temperature superconductors and related devices,” Epstein added. “Intermagnetics has decided that it absolutely should absorb this temporary incremental short-term cost to keep our demonstration projects on track. We believe this sector has substantial promise for the future, and our management of Intermagnetics has always strived to balance short-term performance with the need for a responsible long-term view, particularly in the development of high-temperature superconductors.”

-More-

Core business revenue for fiscal 2004, ending in May, is expected to be in the lower end of a $140-$145 million range, excluding Invivo, Epstein said. He attributed the decrease from earlier projections primarily to the delayed SuperPower funding, the temporary third-quarter slowdown in Instrumentation sector sales and some product mix effect on MRI revenues.

Invivo, however, performed at, or slightly better than forecast for the quarter ended December 31, 2003, and has continued to achieve solid results, Epstein noted.

“We expect Invivo to contribute modestly to revenues in our third quarter and more substantially in the fourth quarter as we capture a full reporting period of revenue,” he added. “While we expect Invivo to be profitable in a partial Q3 of results, it is likely to be slightly dilutive because of related financing costs in the period. Fourth-quarter performance as well as the aggregate for fiscal 2004, however, should be accretive, net of non-recurring deal-related costs.”

Overall FY04 revenue including Invivo is forecast to be about $160 million with reported EPS in the range of $0.80 to $0.85 depending on final non-recurring acquisition-related charges not attributable to goodwill that could range from $0.07 to $0.10.

Acquisition Funded Through Cash Position, Credit Facility

Intermagnetics has financed the Invivo acquisition with $90 million of its cash balance, supplemented with another $67 million drawn from its $100 million unsecured credit facility. Subsequent to the acquisition, the company expects to have approximately $15 million of cash or short-term equivalents on hand.  Operating cash flow of the combined business is expected to remain strong and the company anticipates ongoing reductions in bank debt this fiscal year and in future periods.

Epstein said early stages of the integration process indicate that some of the company’s performance targets should be revised upwards. Among the previously disclosed benchmarks and, where appropriate, the anticipated adjustments are:

•	Gross margin-target increases to 42 percent from 40 percent
•	Operating margin-target remains at 15 percent
•	Return on operating assets-target remains at 50 percent
•	Return on shareholders’ equity-target increases to 15 percent from 10 percent
•	Working capital efficiency-target level remains at 15 percent

Epstein added that fiscal 2005 earnings before interest, taxes, depreciation and amortization (EBITDA) are projected to improve more than 30 percent to a range of $40 million to $45 million.

Transforming Intermagnetics

“With the acquisition of Invivo, we have undertaken the beginning of a major transformation of Intermagnetics that we believe will have long-term favorable impact on our operations as well as the value of our company,” Epstein said. “While the bulk of our current business has traditionally focused on marketing to large equipment manufacturers, Invivo now gives us a strong global presence among end users of the MRI equipment we know so well, in addition to the broader markets of radiology and other diagnostic modalities. Adding Invivo to the Intermagnetics family of businesses not only diversifies our offerings within the MRI market, it establishes our position as a growing player within the broader medical technology arena. We expect this to provide a further springboard for both internal growth and additional acquisition opportunities.”

-More-

Conference Call Scheduled Today

Intermagnetics will conduct a conference call today, beginning at 5:30 p.m. EST to further discuss the acquisition and the outlook for Intermagnetics. The call will be broadcast live and archived over the Internet through the company’s web site www.intermagnetics.com under the Investor Relations section. The domestic dial-in number for the live call is (877) 407-8037. The international dial-in number is (201) 689-8037. No conference code is required for the live call. A digital replay of the call will be available beginning Wednesday at 7:30 p.m. EST through midnight January 31, 2004, by dialing (201) 612-7415, using account number 2926 and requesting conference 91788.

Intermagnetics (www.intermagnetics.com) draws on the financial strength, operational excellence and technical leadership in its expanding business of Medical Technology that encompasses Magnetic Resonance Imaging Systems and Components and Patient Monitoring. Intermagnetics is also a key supplier to the markets within Instrumentation and has become a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, high-field magnets, medical systems and components and other specialized high value-added devices.

###

Safe Harbor Statement: The statements contained in this press release that are not historical fact are “forward-looking statements” which involve various important assumptions, risks, uncertainties and other factors. These include, without limitation, the assumptions, risks, and uncertainties set forth here as well as, in the company’s Annual Report on Form 10-K including but not limited to: (1) Invivo achieving the performance targets forecast by its management, (2) the company’s ability to successfully integrate Invivo and achieve expected cost savings and synergies (3) the company’s ability to meet the performance, quality and price requirements of our customers, particularly with respect to new products and products sold in the Pacific Rim, and maintain gross margin levels through continued production cost reductions and manufacturing efficiencies; (4) our largest customer’s ability to maintain and grow its share of the market for MRI systems; (5) continued improvement in order trends from the Instrumentation segment; and (6) the company’s ability to invest sufficient resources in and obtain third-party funding for its HTS development efforts and avoid the potential adverse impact of competitive emerging patents. Except for the company’s continuing obligation to disclose material information under federal securities law, the company is not obligated to update its forward-looking statements even though situations may change in the future. The company qualifies all of its forward-looking statements by these cautionary statements.